SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2007

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 2, 2007, Bluegreen Vacations Unlimited, Inc. ("BVU"), a wholly-owned subsidiary of Bluegreen Corporation, entered into a $12.5 million credit facility (the "Facility") with Textron Financial Corporation ("Textron"). BVU will use the proceeds from the Facility to finance the development of certain buildings at the Company's Grande Villas at World Golf Village vacation ownership resort in St. Augustine, Florida ("the Resort"). The Facility is secured by 1) a first mortgage and lien on all existing assets at the Resort, except for those units/buildings that have been completed and sold; 2) a first lien in and to all the BVU's interest in equipment, furnishings, inventory and supplies related to any unsold intervals; and 3) a first assignment of all operating agreements, rents and other revenues at the vacation ownership resorts which serve as collateral for the Facility, subject to any requirements of the respective property owners' associations. Borrowings under the Facility can be made through August 31, 2007. Principal payments will be effected through agreed-upon release prices paid to Textron as vacation ownership interests in the Resort are sold, subject to minimum required amortization payments. The outstanding principal balance of any borrowings under the Facility must be repaid by September 30, 2009. The interest charged on outstanding borrowings will be the prime rate plus 1.25%, and will be payable monthly. BVU was required to pay a commitment fee equal to 1.00% of the $12.5 million Facility amount.

The Facility documents include customary conditions to funding, acceleration provisions and certain affirmative and negative financial covenants.

On April 2, 2007, BVU borrowed approximately $10.9 million under the Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2007 By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President, Chief Financial Officer & Treasurer